UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 2, 2015

BLUE CALYPSO, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53981	20-8610073
(Commission File Number)	(IRS Employer Identification No.)

101 W. Renner Rd., Suite 280 Richardson, TX	75082
(Address of principal executive offices)	(Zip Code)

(800) 378-2297
(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities.

The information provided under Item 5.02 regarding the unregistered sale of equity securities is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2015, Andrew Malloy submitted his resignation as a member of the Board of Directors of the Company.  Mr. Malloy served as a member of the Company’s Audit Committee and its Compensation Committee.  In connection with Mr. Malloy’s resignation, the Company agreed to accelerate vesting of all of Mr. Malloy’s outstanding options.  In addition, the Company agreed to extend the exercise period of all vested options until December 31, 2016. Mr. Malloy currently holds options to purchase an aggregate of 38,996 shares of common stock at exercise prices ranging from $5.00 - $11.00 per share. There were no disagreements between the Company and Mr. Malloy on any matters relating to our operations, policies or practices which led to his resignation.

Effective December 8, 2015, Melisse Shaban was appointed to the Board of Directors of the Company. There were no arrangements or understandings between Ms. Shaban and the Company pursuant to which she was elected as a director.

In connection with her appointment to the Company’s Board of Directors, Ms. Shaban was granted options to purchase 20,000 shares of the Company’s common stock at an exercise price equal to $1.95. The options vest pro rata quarterly over a term of two years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE CALYPSO, INC.

Date:  December 8, 2015                                                                          By: /s/ Andrew Levi
Andrew Levi
Chief Executive Officer